Zion Oil & Gas Newsletter

Wednesday, November 30, 2011

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Dear Shareholder and/or Friend of Zion...

You can read below Zion's activities during November 2011. Like the proverbial white swan, we appeared to be gliding serenely across the lake... however, beneath the surface we were paddling furiously.

I believe that in a few months time, you will begin to see the fruits of our current work.

As you know, we are exploring for oil and gas in Israel in areas located onshore between Haifa and Tel Aviv.

We currently hold three petroleum exploration licenses:

(i) the Joseph License (on approximately 83,000 acres),

(ii) the Asher-Menashe License (on approximately 79,000 acres),

(iii) the Jordan Valley License (on approximately 56,000 acres).

Our total license area amounts to approximately 218,000 acres.

Earlier this year, Zion submitted applications to the Israeli Petroleum Commissioner for three further exploration areas: the Dead Sea License Application, the Asher-Joseph Permit Application and the Zebulun Permit Application. If all of our applications are granted, the total petroleum exploration area under Zion’s control would be approximately 530,000 acres.

This week, we signed an agreement with the Geophysical Institute of Israel (GII) relating to the acquisition (using Vibroseis equipment) of approximately 11 kilometers of 2-D seismic lines located within Zion’s Asher-Menashe License area. The acquisition is expected to begin in April 2012 , as GII's Vibroseis equipment is currently in Ethiopia. The seismic contract also allows us, should we so decide, to acquire a Vertical Seismic Profile (VSP) in place of the 2-D seismic survey.  A VSP involves lowering specialized geophysical equipment into a wellbore (perhaps the Elijah #3 well) while recording a seismic wave source (such as from a Vibroseis truck) along the surface.  We are currently evaluating whether we may be able to obtain better seismic data at depth, if we utilize the VSP option.

As previously reported, in October 2011, we signed an agreement with GII relating to the acquisition (using dynamite) of approximately 15 kilometers of 2-D seismic lines located within Zion’s Jordan Valley License area. The acquisition is expected to begin in the first quarter of 2012.

In mid-November 2011, I spent a week at Zion's Dallas, Texas office, in order to hold meetings with Zion's staff, service contractors and proposed drilling contractors, as we currently plan to start drilling our next well in the first half of 2012 and there is a lot of preparatory work (for example, signing a drilling contract and obtaining all the required drilling permits) in order to meet that schedule.

Rabbi Schlesinger teaching a Bible lesson to Zion's Dallas staff

Fixing the Mezuzah to Zion's new Geoscience/Engineering Office

310
Martin M. VanBrauman
Jews and Christians
United for Israel
The Abraham Foundation
Bnei Joseph Foundation

L to R: John Brown, Martin van Brauman, Rabbi Hanan Schlesinger

During my visit to Dallas, Rabbi Hanan Schlesinger (of the Jewish Studies Initiative of North Texas) visited our offices. As you can see in the photographs, we gathered for a brief ceremony, during which Rabbi Schlesinger explained the significance of placing a Mezuzah on a doorpost. A Mezuzah is a small receptacle, containing a parchment with verses from the Bible (Deuteronomy 6:4-9 and 11:13-21), that is fastened to a doorpost. It is a constant reminder of G-d's presence. After his teaching, Rabbi Schlesinger pronounced the traditional blessing and fixed the Mezuzah to the doorways of our expanded Dallas office space.

In Dallas, I also met with an audit partner from Malone Bailey, Zion's new external auditor, to discuss their forthcoming audit of Zion's 2011 financials. As Zion's principal executive office is located in Dallas, Texas and our previous auditors Somekh Chaikin (a member of KPMG International) were not registered in Texas, we were required by the Texas State Board of Public Accountancy to engage a new independent registered public accounting firm. After much careful consideration, we engaged Malone Bailey LLP and look forward to working with them.

The various steps forward that we have been making will enable everyone to see Zion make real progress in 2012. We plan to start drilling in the first half of 2012 - and are hopeful that the discovery that has so far eluded us will come in 2012.

I was recently asked by a stockholder how the present 'uncertainties' in Israel, Europe and the USA are affecting Zion Oil & Gas. Here is the answer that I gave:

"On my recent trip to New York to present at a Wall Street investors conference, I walked past the New York Public Library and noticed the massive pair of marble lions in front of the Beaux-Arts building at Fifth Avenue and 42nd Street. A local guide mentioned that the lions had nicknames that have changed over the years. Originally, they were called Leo Astor and Leo Lenox, after The New York Public Library founders John Jacob Astor and James Lenox. But, during the 1930s, Mayor Fiorello LaGuardia renamed them Patience and Fortitude, for the qualities he felt New Yorkers would need to survive the economic depression.

Our staff and stockholders have demonstrated that they have both patience and fortitude. We are making steady progress and look forward to start drilling our next well in the first half of 2012."

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion

Shalom from Israel

Richard Rinberg
CEO of Zion Oil & Gas, Inc.
www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, plans to commence seismic surveys, that the seismic acquisitions are expected to begin in 2012, that the results will improve the quality of existing data and increase the chances of success of future exploratory wells, the sufficiency of cash reserves, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

 Contact Information:

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More information about Zion is available at www.zionoil.com or by contacting Mike Williams (dallas@zionoil.com)
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
Tel: 1-214-221-4610 or 1-888-891-9466